                                                                   EXHIBIT 23.18



                                                        BEIRUT DECEMBER 12, 1996



                            "TO WHOM IT MAY CONCERN"



    As independent public accountants, we hereby consent to the use of our reports dated June 30, 1994 and April 19, 1995 and to all references made to the mentioned Audited Financial Statements.



    We are independent auditors with respect to the ARAB AMERICAN EXPRESS "Courier Company-LTD" and its Beirut Branch affiliates within the meaning of the Securities ACT of 1933 and the applicable published rules and regulations thereunder and in compliance with the International Auditing Standards.



Talal Abu Ghazaleh & Co.
/s/ Fouad Najem

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Fouad Najem
Managing Partner